UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 7, 2005 (September 6, 2005)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8 Other Event

Item 8.01. Other Event

U.S. Energy Corp. (USEG) and Crested Corp. (Crested) d/b/a USECC and Uranium Power Corp. (UPC) announce the acquisition of uranium properties in northern Arizona.

Acquired Properties

On August 22, 2005, USECC and UPC signed an agreement to add another uranium project (now totaling 4) to their Joint Venture. The latest project involves properties in the Arizona Strip, in northern Arizona, as part of their on-going commitment to develop uranium properties under a pre-existing Joint Venture agreement. The property, known as the Breccia Pipes Project, consists of 54 lode mining claims (STAR and JAVA claims) on BLM land in Mohave and Coconino counties, Arizona. The exploration target on these properties is breccia pipe uranium deposits.

These properties were acquired by USECC pursuant to an agreement with Nu Star Exploration, LLC. Under the terms of the agreement between USECC and UPC, UPC will earn a 50% interest in the project by contributing the first $500,000 in acquisition and exploration expenses for the project. Additionally, UPC agrees to issue up to 500,000 common shares of UPC stock to USECC, subject to regulations of the TSX Venture Exchange, within six (6) months of the date drilling results outline an Inferred Mineral Resource on the Breccia Pipes Project as follows: 1) 250,000 common shares for the first 500,000 lbs. of contained U3O8 identified and 2) an additional 250,000 common shares for the second 500,000 lbs. of contained U3O8 identified.

The Arizona Strip was the site of a major uranium staking rush in the early 1980’s. Uranium-bearing breccia pipes were first located in the Hack Canyon area of Mohave County and the mineralized material was typically of a higher grade than other uranium deposits located in surrounding areas of the Colorado Plateau. Historic mining in the Arizona Strip had produced average uranium contents of up to 0.80% U3O8. The total production from individual mines in this district has ranged from about 1,000,000 lbs to 7,000,000 lbs U3O8.

The STAR claims are contiguous with the partially mined Arizona I mine. The area is located within a short distance to the south of the Hack Canyon mining area. Mapping on the STAR claims indicates the presence of 23 potential pipes, with the potential for 4 additional targets on the JAVA claims.

The Joint Venture plans to explore these targets in the very near future. Airphoto mapping and field reconnaissance have already been completed and permitting for a stratigraphic drilling program has also been initiated with the BLM. A 30-40 hole program of shallow stratigraphic holes is planned to commence as soon as the permitting process is completed. A Phase 2 follow-up drilling program is also planned to provide a deep test (maximum 2,000 feet in depth) of up to four pipes based on initial drilling results.

If any of the targets are developed to a mining stage, then the Shootaring Canyon Mill, owned by USEG, would be the likely location for ore processing.

Sheep Mountain Properties

Drilling continues on the USECC-UPC Sheep Mountain project in Fremont County, Wyoming. To date, six holes have been completed and logged, for a total of 3,740 feet.

The primary goal of this drilling program is to define the extension of previous high grade intersections at stratigraphic horizons deeper than the currently defined mineral horizons at the Sheep 1 and 2 mines. Hole SM16-1010 intersected 7.5 feet at an average grade of 0.13% U3O8. This intersection is at a depth of 527 feet, and is believed to be in the same roll front system as the high grade intersections from earlier drilling. The significance of the intersection is that it appears to demonstrate continuity of the roll front system. Hole SM16-1021 intersected a low grade zone at a depth of 465 feet with a gamma signature that indicates proximity to, but at a location ahead of, the nose of the roll front. Hole SM16-1023 intersected 3 feet of 8.03% U3O8 at 92 feet. This encounter is thought to be an isolated pocket of mineralization contained in a carbonaceous zone of limited extent which is not uncommon in this type of sandstone hosted deposit. Hole SM16-1009 intersected 6.5 feet of .11% U3O8 at a depth of 120 feet. Hole SM16-1023 intersected 15 feet of .09% U3O8 at a depth of 19 feet and 5.5 feet of .06% U3O8 at a depth of 56 feet. Hole SM16-1025 intersected 19 feet of .05% U3O8 at a depth of 120 feet. These 3 holes may be indicative of potential for an open pit if further drilling identifies additional shallow mineralization. Results from the drilling program will assist in the mapping of the overall extent of the system, and in its full evaluation.

A second drill rig is expected to be added to the program within the next week.

Other USE Properties

On-going acquisition and exploration activities by USECC have resulted in a current property base in excess of 32,000 acres, in Wyoming, Utah, Colorado and Arizona. All of these properties are actively being evaluated and currently comprise 11 separate projects. Future drilling is planned for all of these properties, to follow the Sheep Mountain and Breccia Pipe drilling programs in an orderly manner. The overall objective of these programs is to provide an assured source of mill feed for USEG’s Shoortaring Canyon Mill in Garfield County, Utah. USEG is actively pursuing the amendments to the license for the mill, with a view to resuming production in a timely manner.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: September 7, 2005	By:	/s/Mark J. Larsen
Mark J. Larsen, President